Exhibit 1.1

November 7, 2025

Mr. George Sandhu

Managing Director

Indigo Capital LP

89 Nexus Way

Caymana Bay, Cayman Islands

Re:	August 1, 2025 EUDA Health Holdings Ltd. (the “Company”) Promissory Note (the “Note”) and August 1, 2025 Convertible Promissory Note Agreement (the “Agreement”) between Indigo Capital, LP (“Indigo”) and the Company.

Dear Mr. Sandhu:

I write to confirm our third amendment with respect to the Note which shall amend the first amendment dated September 19, 2025 (the “First Amendment”) and second amendment dated October 2, 2025 (the “Second Amendment”).

Indigo hereby agrees that it will convert the entire remaining balance of the Note into 81,250 Company common shares at $2.00 per share within three business days of the date of this Third Amendment (the “Conversion”). The Company agrees that it shall instruct its stock transfer agent, Equiniti Trust Company, LLC (“Equiniti”), to accept the Conversion within one business day of receipt by the Company and Equiniti.

All other terms of the Note, Agreement, First Amendment and Second Amendment shall remain unchanged except as set forth above.

Please sign below to acknowledge your agreement to these terms.

Very truly yours,

EUDA HEALTH HOLDINGS LTD.

By:	/s/ Alfred Lim, CEO
Alfred Lim, CEO

ACKNOWLEDGED AND AGREED: INDIGO CAPITAL, LP

By:	/s/ George Sandhu
George Sandhu
Managing Director